Consent of Independent Registered Public Accounting Firm
     We consent to the references to our firm under the caption “Financial Highlights” in each Prospectus in Post-Effective Amendment No. 45 to the Registration Statement (Form N-1A, No. 33-57340) of AIM Variable Insurance Funds, and to the incorporation by reference of our reports, dated February 19, 2010, in the Statement of Additional Information, on Equity & Income Portfolio, Global Value Equity Portfolio, High Yield Portfolio, International Growth Equity Portfolio, U.S. Mid Cap Value Portfolio, and Value Portfolio (six of the portfolios of The Universal Institutional Funds, Inc.) included in the Annual Reports to Shareholders for the fiscal year ended December 31, 2009.
Boston, Massachusetts
April 26, 2010

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Financial Highlights” and to the incorporation by reference of our reports dated February 19, 2010 for Van Kampen Life Investment Trust Capital Growth Portfolio, Van Kampen Life Investment Trust Comstock Portfolio, Van Kampen Life Investment Trust Global Tactical Asset Allocation Portfolio, Van Kampen Life Investment Trust Government Portfolio, Van Kampen Life Investment Trust Growth and Income Portfolio, and our report dated February 25, 2010 for Van Kampen Life Investment Trust Mid Cap Growth Portfolio in the related Prospectuses and Statement of Additional Information for Invesco Van Kampen V.I. Capital Growth Fund, Invesco Van Kampen V.I. Comstock Fund, Invesco Van Kampen V.I. Global Tactical Asset Allocation Fund, Invesco Van Kampen V.I. Government Fund, Invesco Van Kampen V.I. Growth and Income Fund, and Invesco Van Kampen V.I. Mid Cap Growth Fund, respectively, in this Post-Effective Amendment No. 45 to the Registration Statement (Form N-1A No. 33-57340) and related Prospectus and Statement of Additional Information of AIM Variable Insurance Funds.
ERNST & YOUNG LLP
Chicago, Illinois
April 27, 2010